Calculation of Filing Fee Tables
S-3
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.001 par value per share	457(r)	14,935,065	$ 38.50	$ 575,000,002.50	0.0001531	$ 88,032.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 575,000,002.50		$ 88,032.50
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 88,032.50
Offering Note
[1]	1a. Includes 1,948,052 shares of common stock of the Registrant issuable upon exercise of the underwriters' option to purchase additional shares of common stock. 1b. The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the "Act"). In accordance with Rule 456(b) and Rule 457(r) of the Act, the Registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-277222 filed on February 21, 2024. 1c. This registration fee table shall be deemed to update the "Calculation of Filing Fee Table" in the Company's Registration Statement on Form S-3 (File No. 333-277222) in accordance with Rule 456(b) and Rule 457(r) under the Act.